UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2006

THE E.W. SCRIPPS COMPANY

(Exact name of registrant as specified in its charter)

Ohio	0-16914	31-1223339
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 977-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE E.W. SCRIPPS COMPANY

INDEX TO CURRENT REPORT ON FORM 8-K

Item No.		Page
2.05	Costs Associated with Exit or Disposal Activities	3

2.06	Material Impairments	3

9.01	Financial Statements and Exhibits	3

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Item 2.05 Costs Associated with Exit or Disposal Activities

In the first quarter of 2006, The E. W. Scripps Company’s (“Scripps”) board of directors authorized management to pursue the sale of the Shop At Home business segment. Due to the absence of a suitable buyer, Scripps announced on May 16, 2006 its intention to cease operations of the Shop At Home television network and related online retail operations on or about June 22, 2006. The television network and related online retail operations will remain in business through June 30, 2006 to allow time for the delivery of retail products purchased during the final days of sales.

Scripps is exploring programming alternatives for the five Shop At Home-affiliated television stations. The company, which intends to sell the stations, will keep them on the air after the Shop At Home broadcasts are discontinued. Scripps also expects to hold for sale the Shop At Home television production facility and related television production and broadcast equipment.

Scripps expects to incur a second quarter charge of up to $90 million, $60 million after-tax, reflecting operating losses, cash expenditures associated with ceasing operations and a partial write-down in the value of certain assets. The estimated range of amounts comprising the expected charge includes:

Operating losses	$20.0 - 25.0 million
Impairment of inventory, property and other assets	20.0 - 25.0
Distribution agreement and lease termination	20.0 - 25.0
Employee termination	10.0 - 15.0

Cash expenditures related to the termination of non-cancellable network distribution commitments and certain leases and employee termination benefits for Shop At Home’s 660 full-time employees are expected to be disbursed through the third quarter of 2006.

Item 2.06 Material Impairments

Information regarding estimated impairment charges resulting from ceasing Shop At Home operations is provided in Item 2.05.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description of Item
99.01	Press release dated May 16, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE E.W. SCRIPPS COMPANY

BY:	/s/ Joseph G. NeCastro
Joseph G. NeCastro
Executive Vice President and Chief Financial Officer

Dated: May 18, 2006

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